UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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RAE Systems Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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     The following materials were first used by RAE Systems Inc. on September 20, 2010 in discussing the proposed transaction referred to in the material below. RAE Systems may use these materials in the future for similar purposes.
MESSAGE TO RAE SYSTEMS CUSTOMERS
To RAE Systems Valued Customers and Partners:
I am writing to you today to inform you that RAE Systems has signed a definitive agreement to be acquired by an affiliate of Battery Ventures. Battery Ventures is a multi-stage investment firm focused on technology and innovation worldwide with $4 billion in assets under management. After this transaction is complete, RAE Systems will be a private company and we will be able to more fully focus our resources on serving our customers better and providing innovative sensor products and services. We believe this transaction validates RAE Systems’ compelling strategy in the safety industry. With Battery Ventures’ involvement, we expect to increase our industry presence via organic growth and complementary acquisitions.
Battery Ventures (www.battery.com) has been investing in technology and innovation worldwide since 1983 and supported many breakthrough companies around the world, including Airespace (acquired by Cisco), Akamai Technologies, Inc. (NASDAQ: AKAM), and Omniture (acquired by Adobe). Its current portfolio includes Brightree, Consona, ExactTarget, GreenBytes, HighJump Software, Nova Holdings LLC, Opscode, Rogue Wave Software and Vero Software.
Both our management team and Battery’s leaders are committed to the principals that have driven RAE Systems’ success: Customer service, innovation, quality and operating excellence.
Until the acquisition is complete, following customary closing processes, SEC review and RAE Systems stockholder approval, RAE Systems will continue to be and function as a public company. As such, we may only discuss public information about the transaction. In the meantime, we expect to have no changes in personnel or management. Our employees are focused on business as usual, and this transaction should be invisible to our customers.
After the transaction is complete, Dr. Peter Hsi and I will be joined on RAE Systems Board of Directors by Mr. Jesse Feldman and Mr. Morgan Jones, both partners of Battery Ventures. My team and I look forward to talking to you about our ideas and plans for our business together in the future.
Further, I invite you to visit our website at www.raesystems.com to read our press release announcing this transaction for further details. In summary, our mission remains the same: To be a leading innovator through the advancement of intelligent, connected, wireless gas and radiation detection solutions. Thank you for your ongoing relationship with RAE Systems!

Regards,
Robert Chen
RAE Systems President & CEO
In connection with the proposed transaction, RAE Systems intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission. INVESTORS AND STOCKHOLDERS OF RAE SYSTEMS ARE URGED TO READ THE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, AND THE OTHER RELEVANT MATERIALS FILED BY RAE SYSTEMS WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and the other relevant materials, when available, and any other documents filed by RAE Systems with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of RAE Systems may obtain free copies of the documents filed with the SEC by contacting RAE System’s Investor Relations Agency Lippert/Heilshorn & Associates at (415) 433-3777 or RAE Systems IR c/o Lippert/Heilshorn & Associates, 44 Montgomery Street, Suite 3520, San Francisco, California 94104. You may also read and copy any reports, statements and other information filed by RAE Systems with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.